Exhibit 10.20

SECOND AMENDED AND RESTATED LEASE AGREEMENT

THIS SECOND AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”), is made as of the 26th day of October, 2007 between 750 PARK PLACE REALTY CO., LLC, with offices at 750 Park Place, Long Beach, New York 11561 (the “Landlord”), and B.J.K. INC., d/b/a Chem Rx, a with offices at 750 Park Place, Long Beach, New York 11561 (the “Tenant”).

W I T N E S S E T H :

WHEREAS, by that certain lease, dated as of  May 1, 2002 (the “Original Lease”), Tenant leased from Landlord the land described in Exhibit “A” (the “Land”), together with all buildings and improvements located on the Land (including the fixtures located therein), as more fully described on the Site Plan attached hereto as Exhibit “B” (the “Building”) and the parking areas (the “Parking Areas”) located on the Land as more fully described on the Site Plan, and all rights and appurtenances thereto, and commonly known as 750 Park Place, Long Beach, New York (Collectively, the “Premises”) for a term of five (5) years from May 1, 2002 through and including April 30, 2007;

WHEREAS, by that certain Lease Amendment (the “First Amendment”), dated as of January 1, 2004, Landlord and Tenant extended the term of the Original Lease through and including December 31, 2012 (the Original Lease, as amended by the First Amendment, hereinafter referred to as the “Existing Lease”);

WHEREAS, by that certain Amended and Restated Lease Agreement, dated as of January 1, 2006, Landlord and Tenant amended and restated the Existing Lease in its entirety (the “First Amended and Restated Lease”);

WHEREAS, Landlord and Tenant desire to amend and restate the First Amended and Restated Lease in its entirety (so that the terms and conditions of the tenancy shall be governed by this Lease);

NOW, THEREFORE, Landlord and Tenant, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which Landlord and Tenant hereby acknowledge, hereby agree as follows:

1.                                       TERM/USE OF PREMISES/BASE RENT/ADDITIONAL RENT.

(a)                                  Term.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon the terms and conditions of this Lease for a term of fifteen (15) years (the “Term”) to commence on January 1, 2006 (the “Commencement Date”) and to end on December 31, 2020 (the “Expiration Date”), unless this Lease shall sooner terminate pursuant to any of the terms or conditions of this Lease or any applicable Laws (as defined in Paragraph 3). Tenant (or any subtenant or assignee of Tenant permitted hereunder) may use and occupy the Premises for any use, other than the Restrictions on Use (as defined in this Paragraph 1(a)), permitted by applicable Laws (the “Permitted Use”), subject to the prior written consent of Mortgagee (as defined in Paragraph 19 below) to the extent required under any Mortgage Documents (as defined in Paragraph 19 below). Tenant shall have exclusive possession and use of the Parking Areas located on the Premises for the parking and temporary storage and other related uses of motor vehicles and industrial and other equipment. Tenant (or any subtenant or assignee of Tenant permitted hereunder) shall not, at any time, use or occupy the Premises or any part thereof: (i) in any manner that may (1) violate any certificate of occupancy for the Premises or (ii) constitute a violation of the Laws or the requirements of insurance bodies; or (ii) for a (1) racquet club, gymnasium, bowling alley, skating rink or other sports or recreational facility, movie theatre, banquet facility, dance hall, disco, nightclub, or other entertainment facility including video game, virtual reality or laser tag room or facility, pool hall, arcade, indoor children’s recreational facility, amusement park, carnival or other amusement center, (2) massage parlor, adult bookstore, a so-called “head” shop, off-track betting, gambling, gaming or check cashing facility, (3) car wash, automobile repair work or automotive service or gas station, tire store, automobile body shop, automobile, boat, trailer or truck leasing or sales, (4) funeral parlor, animal raising or storage, pawn shop, flea market or swap meet, or junk yard, (5) drilling for and/or removal of subsurface substances, dumping, disposal, incineration or reduction of garbage or refuse or (6) any use which in Landlord’s reasonable determination constitutes a public or private nuisance (collectively, “Restrictions on Use”). Landlord agrees that Tenant’s use of the Premises as administrative and executive offices and as a warehouse in connection with Tenant’s pharmaceutical business shall not fall within any of the Restrictions on Use. Tenant shall provide Landlord with at least thirty (30) days prior written notice of any proposed change in the use of the Premises, which notice shall specify such proposed use of the Premises, and providing such further information as Landlord reasonably may require.

(b)                                  Base Rent.  Tenant shall pay base rent (“Base Rent”) to Landlord in equal monthly installments in advance on the first (1st) day of each calendar month and every calendar month during the Term in the amounts and for the periods set forth below:

Period	Annual Base Rent	Monthly Base Rent
01/01/06 – 12/31/06	$1,200,000.00	$100,000.00
01/01/07 – 12/31/07	$1,500,000.00	$125,000.00
01/01/08 – 12/31/08	$1,500,000.00	$125,000.00
01/01/09 – 12/31/09	$1,500,000.00	$125,000.00
01/01/10 – 12/31/10	$1,800,000.00	$150,000.00
01/01/11 – 12/31/11	$1,800,000.00	$150,000.00
01/01/12 – 12/31/12	$1,800,000.00	$150,000.00
01/01/13 – 12/31/13	$2,100,000.00	$175,000.00
01/01/14 – 12/31/14	$2,100,000.00	$175,000.00
01/01/15 – 12/31/15	$2,100,000.00	$175,000.00
01/01/16 – 12/31/16	$2,400,000.00	$200,000.00
01/01/17 – 12/31/17	$2,400,000.00	$200,000.00
06/01/18 – 05/31/18	$2,400,000.00	$200,000.00
01/01/19 – 12/31/19	$2,700,000.00	$225,000.00
01/01/20 – 12/31/20	$2,700,000.00	$225,000.00

(c)                                  Additional Rent.  All rent (other than Base Rent), additional rent, sums, charges, expenses and costs identified in this Lease (collectively, “Additional rent”; Base Rent and Additional Rent are collectively, “Rent”) shall be paid to Landlord by Tenant as provided in this Lease. Landlord shall have the same remedies for a default in payment of Additional Rent as it has for a default in payment of Base Rent.

(d)                                  No Abatement.  Tenant shall pay the Rent when the same shall become due and payable, without demand therefore and without any abatement, deduction or set off whatsoever except as expressly provided in this Lease.

2.                                       MAINTENANCE/REPAIRS. Except as otherwise provided in his Lease, throughout the Term, Tenant shall, at its sole cost and expense, maintain, repair and replace, in good working order and condition, subject to normal and customary wear and tear and damage by casualty or condemnation, all components of the Premises, including, without limitation, (a) the Land and other exterior portions of the Premises, including, without limitation, the sidewalks, driveways, curbs, loading areas, Parking Areas (including paving, patching, striping, and lighting as necessary), lawns, and planting and other landscaped areas; (b) all non-structural and structural elements of the Building, including, without limitation, foundation, slab, exterior and interior structural and non-structural walls (including painting), structural supports and other load bearing superstructure, and roof  and roof structure; and (c) the fixtures, appurtenances and systems of the Premises, including, without limitation, HVAC, plumbing, electrical, sprinkler and mechanical systems of the Building, and the underground utility and sewer pipes and systems and drainage outside the exterior walls of the Building. Except as otherwise provided in this Lease, Tenant shall return the Premises to Landlord on the Expiration Date or earlier termination of this Lease in good order and condition, subject to normal and customary wear and tear and damage by casualty or condemnation. Notwithstanding anything to the contrary contained in this Lease, all capital replacement costs incurred by Tenant in connection with the satisfaction of Tenant’s obligations under this Paragraph 2 shall be equitably pro-rated between Landlord and Tenant over the economic life of the asset, and Landlord shall promptly reimburse Tenant for that portion of the cost of such asset attributable to that portion of the economic life remaining after the Expiration Date; provided that, Landlord has given its prior written approval of such capital replacement and the cost thereof; further provided that, (i) if, within ten (10) business days after Landlord’s receipt of Tenant’s request for Landlord’s approval of such capital replacement and the cost thereof, Landlord shall fail to deliver to Tenant, in writing, (A) Landlord’s approval or (B) Landlord’s reasonable objections to such request, stated with specificity, Tenant may, but shall not be obligated to, deliver to Landlord a second such written request, within twenty (20) business days after the first request, marked “SECOND TENANT REQUEST FOR LANDLORD APPROVAL” at the top of the first page of such request and in the subject line of any cover letter from Tenant accompanying such request; and (ii) Landlord’s failure to deliver to Tenant, in writing, (A) Landlord’s approval or (B) Landlord’s reasonable objections to such request, stated with specificity, within five (5) business days following Landlord’s receipt such second notice shall be a deemed approval of such proposed capital replacement and the cost thereof, so long as such capital replacement does not exceed the same or substantially similar quality and specifications of the component of the Premises that is the subject of such capital replacement; however, Tenant shall still be required to receive any Mortgagee’s written consent to the extent required under any Mortgage Documents. Tenant’s rights to reimbursement set forth under this Paragraph 2 shall survive the expiration or earlier termination of this Lease.

3.                                       REQUIREMENTS OF LAW.

(a)                                  Compliance With Laws.  Except as otherwise provided in this Lease, or arising from or relating to Hazardous Materials present, in, on, under or about the Premises prior to or on the date hereof, Tenant shall, at its sole expense, comply with all the laws, statutes, ordinances, orders, regulations, rules and requirements of every kind and nature relating to the Premises now or hereafter in effect of the federal, state, county, municipal or other governmental authorities and agencies and of the New York Board of Fire Underwriters, whether that be usual or unusual, ordinary or extraordinary, and whether they or any of them relate to structural changes or repairs (or non-structural changes or repairs) of whatever nature, or to charges or requirements incident to or as the result of any use, occupancy or ownership thereof (each a “Law” and collectively, “Laws”); provided, however, that after prior written notice to Landlord, Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, if necessary in the name of Landlord, but without cost or expense to Landlord, the validity or application of any Law affecting the Premises. Landlord may participate, at Tenant’s cost and expense, in any such contest of Laws which must be brought in the name of Landlord. Tenant shall promptly deliver a copy to Landlord of any written notice Tenant receives of the alleged violation of any Laws. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action of proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

(b)                                  Hazardous Materials.  As used in this Lease, the term “Hazardous Materials” means any hazardous, dangerous or toxic substance, material or waste or any pollutant, contaminant or chemical that is or becomes regulated by any local governmental authority, any agency of the State of New York or any agency of the United States Government. The term “Hazardous Materials” includes, without limitation, any material, substance, pollutant, or contaminant that is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (ii) defined as “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), (iv) petroleum and any petroleum by-products, and (v) asbestos.

(c)                                  Tenant’s Hazardous Materials Obligations.  Tenant shall not, nor shall it permit its employees, agents, licensees, invitees, or contractors (collectively “Tenant’s Agents”), to bring upon, keep, store, use or dispose of any Hazardous Materials on, in, under or about the Premises, except for the following, in accordance with applicable Laws: (i) Hazardous Materials used by Tenant in connection with the use, maintenance and operation of the Premises for Tenant’s business purposes, which Landlord acknowledges may result in spills and discharges of such Hazardous Materials (however, Tenant shall comply with any such spill or discharge in accordance with the terms and conditions of this Lease); (ii) gas, diesel fuel, oil and other petroleum products and petroleum by-products that drip in normal amounts from equipment or from motor vehicles on parking and truck-loading areas located at the Premises (however, Tenant shall comply with any such drip in accordance with the terms and conditions of this Lease); (iii) Hazardous Materials to be incorporated or that are contained within Tenant’s products, equipment or inventory and with respect to which Tenant complies in all material respects with all Laws in the handling thereof; and (iv) general office or warehouse supplies (including, without limitation, ordinary cleaning chemicals and solution) used for their intended purpose. Except to the extent caused by the negligence or willful misconduct of Landlord, or arising from or relating to Hazardous Material present, in, on, under or about the Premises prior to or on the date hereof, Tenant shall (1) defend, indemnify, protect and hold Landlord harmless from and against all Losses (as defined in Paragraph 32(b) below) arising out of or in connection with the presence, storage, use or disposal of Hazardous Materials in accordance with and to the extent required by all applicable Laws. Tenant’s obligations imposed pursuant to this Paragraph 3(c) shall survive the Expiration Date or earlier termination of this Lease.

(d)                                  Landlord’s Hazardous Materials Obligation.  Neither Landlord nor Landlord’s employees, business invitees, agents, contractors or subcontractors (collectively “Landlord’s Agents”), shall bring upon, keep, store, use or dispose of any Hazardous Materials in, on, under or about the Premises.

4.                                       DESTRUCTION, FIRE AND OTHER CASUALTY.

(a)                                  Notification and Repair.  Upon Tenant’s learning thereof, without any obligation on the part of Tenant to inspect therefor, Tenant shall give prompt notice (which notice need not be a writing) to Landlord of any fire or other casualty to the Building. Subject to the provisions of Paragraph 4(c) below and of any Mortgage Documents, if the Building is damaged by fire or other insured casualty, Landlord (to the extent of any insurance proceeds received by or made available to Landlord) shall repair the damage and restore and rebuild the Building, excluding any Alterations (as defined in Paragraph 23(a) below) and Tenant’s Property (as defined in Paragraph 30(b) below), to substantially the condition thereof immediately prior to the fire or other casualty “Landlord’s Restoration”), within 270 days after Landlord’s receipt of insurance proceeds or when such insurance proceeds are made available to Landlord for Landlord’s Restoration, as may be extended solely by an event of force majeure. Landlord’s Restoration shall only be required to be performed to the extent insurance proceeds are made available to Landlord. To such extent, Landlord shall use its diligent, good faith efforts to perform Landlord’s Restoration timely and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during normal business hours of business days; provided, however, that Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant’s Property or any Alterations. Tenant shall, at its cost and expense, repair and replace Tenant’s Property and any Alterations to substantially the condition prior to the damage.

(b)                                  No Rental Abatement.  So long as this Lease has not been terminated pursuant to the provisions of Paragraph 4(c) below, Tenant shall continue to pay all Rent in accordance with this Lease after the Building is damaged by fire or other casualty, and there shall be no abatement of Rent.

(c)                                  Total Destruction; Untenantable.  If the Building shall be totally destroyed or rendered wholly untenantable by fire or other casualty, or if the Building shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord and reasonably acceptable to Tenant): (i) repair or restoration of the Building requires more than 270 days or (ii) such repair or restoration requires the expenditure of more than 30% of the “full insurable value”  (as defined in this Paragraph 4(c) below) of the Building immediately prior to the casualty, excluding from such calculation the value of Tenant’s Property or (iii) Landlord fails to complete Landlord’s Restoration in accordance with Paragraph 4(a) within 365 days after Landlord’s receipt of insurance proceeds or when such insurance proceeds are made available to Landlord for Landlord’s Restoration, as such 365-day period may be extended solely by an event of force majeure, Tenant may terminate this Lease (by so advising Landlord, in writing) within twenty (20) days after such contractor or architect delivers written notice of its opinion to Landlord and Tenant or after the expiration of such 365-day period, as the case may be. If the Building shall be damaged by fire or other casualty on or after July 1, 2017 and such contractor or architect makes either of the determinations in clauses (i) or (ii) of this Paragraph 4(c), then Landlord may terminate this Lease (by so advising Tenant, in writing) within twenty (20) days after such contractor or architect delivers written notice of its opinion to Landlord and Tenant. If either Tenant or Landlord terminates this Lease in accordance with this Paragraph 4(c), the termination shall be effective as of the date upon which the other receives timely written notice of the termination pursuant to this Paragraph 4(c). If any such termination notice is not timely delivered, unless otherwise agreed in writing by Landlord and Tenant, this Lease shall remain in full force and effect and Landlord shall perform Landlord’s Restoration in accordance with Paragraph 4(a). For purposes of this Paragraph 4(c) only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

(d)                                  Waiver of Section 227 of NYRPL.  Tenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Tenant agrees that the provisions of the Paragraph 4 shall govern and control in lieu thereof.

5.                                       ACCESS TO PREMISES. Upon at least twenty-four (24) hours prior written notice to Tenant (except in the case of emergency), Landlord and Landlord’s Agents shall have the right to enter into and upon the Premises, or any part thereof, during normal business hours for the purpose of examining the same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof and in accordance with Landlord’s obligations under this Lease. Tenant also agrees that, upon at least twenty-four (24) hours prior written notice to Tenant, to permit Landlord or Landlord’s Agents to show the Premises to actual and prospective purchasers of the Premises or to actual or prospective lenders to Landlord and, on and after January 1, 2020, to prospective tenants of the Premises, and Tenant further agrees that on and after January 1, 2020, Landlord shall have the right to place reasonable notices on the front of the Premises offering the Premises “To Let” or “For Sale”, and Tenant hereby agrees to permit the same to remain thereon without hindrance or molestation from Tenant or its employees, agents or representatives. Notwithstanding anything to the contrary contained herein, (i) Tenant may accompany Landlord’s entry, and that of Landlord’s Agents and (ii) Landlord and Landlord’s Agent shall use reasonable efforts to minimize interference with the conduct of Tenant’s business during any such entry of the premises.

6.                                       DEFAULT/REMEDIES; GOING DARK.

(a)                                  Default.  Each of the following events, if occurring during the Term, shall constitute a “Default” hereunder: (i) if Tenant shall default in the payment of any Rent when it is due and payable and such default shall continue for five (5) business days after Tenant’s receipt of written notice from Landlord regarding such default; (ii) if Tenant shall default in purchasing, or keeping in force at all times during the Term, any Tenant’s Insurance Policies (as defined in Paragraph 17(b)) and such default shall continue for five (5) days after Tenant’s receipt of written notice from Landlord regarding such default; (iii) if Tenant shall default in the observance or performance of any term, covenant or condition (except as otherwise expressly provided in this Paragraph 6(a)) of this Lease on Tenant’s part to be observed or performed for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Paragraph 6(a); provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period and provided further that Tenant shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for such time as is reasonably necessary for Tenant in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days; (iv) if Tenant shall default in the observance of any term, covenant or condition under Paragraph 25(a); or (v) if Tenant makes an assignment for the benefit of creditors, or if a receiver, liquidator or trustee shall be appointed for Tenant or of or for any part of Tenant’s property, or if Tenant admits it is insolvent or is not able to pay its debts as they mature, or it Tenant shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the United States Bankruptcy Code, or any similar federal or state law now or hereafter in effect, shall be filed by or against, consented to, or acquiesced in by, Tenant, or if any proceeding for the dissolution or liquidation of Tenant shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Tenant, upon the same not being discharged, stayed or dismissed within ninety (90) days.

(b)                                  Landlord’s Cure Rights Upon Default of Tenant.  Except as provided in Paragraph 17(b), if a Default has occurred and is continuing and Landlord has delivered (no earlier than five (5) business days after the first default notice was sent to Tenant) a second notice of such Default marked “SECOND NOTICE OF TENANT DEFAULT” at the top of the first page of such notice, Landlord, without thereby waiving such Default, may (but shall not be obligated to) perform the same for the account, and at cost and expense, of Tenant, which cost and expense shall be paid by Tenant to Landlord within five (5) days after demand.

(c)                                  Landlord’s Remedies.  Without limitation of all other rights and remedies provided in this Lease, or otherwise at law or in equity, except that any re-entry of the Premises by Landlord shall be by legal process, upon any Default, Landlord may, at its sole option: (A) terminate this Lease and Tenant’s right of possession of the Premises by giving to the

Tenant three (3) days’ notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire upon the expiration of said three (3) days with the same effect as if the date of expiration of said three (3) days were the Expiration Date expressly set forth in this Lease, but Tenant shall remain liable for damages and all other sums payable pursuant to law; or (B) terminate Tenant’s right of possession of the Premises without terminating this Lease; provided, however, that Landlord may, whether Landlord elects to proceed under Subparagraphs (A) or (B) above, re-enter the Premises or any part thereof, without notice, either by summary proceedings or by any other applicable legal action or proceeding, and may repossess the Premises and dispossess the Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises including the Tenant’s Property and Landlord, at the Landlord’s option, may relet the Premises, or any part thereof for the account of Tenant, for such commercially reasonable rent and term and upon such commercially reasonable terms and conditions, including, without limitation, concessions and free rent periods, as are acceptable to Landlord. For purposes of any reletting, at Tenant’s sole cost and expense, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed commercially reasonably necessary by Landlord to relet the Premises (“Reletting Improvement Costs”). Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future Laws to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. In the event that the relation of Landlord and Tenant may cease or terminate by reason of the re-entry of the Landlord under the terms and covenants contained in this Lease or by the ejectment of Tenant by summary proceedings, or after the abandonment of the Premises by Tenant, it is hereby agreed that Tenant shall remain liable and shall pay in monthly payments the Base Rent (and any Additional Rent and other charges payable by Tenant hereunder) which accrues subsequent to the re-entry by Landlord, and Tenant expressly agrees to pay as damages for the breach of the covenants herein contained, the difference between the Rent and the rent collected and received, if any, by Landlord during the remainder of the unexpired term, such difference or deficiency between the Rent and the rent collected if any, shall become due and payable in monthly payments during the remainder of the unexpired term, or earlier termination of this Lease by Landlord pursuant to Subparagraph (A) above, as the amounts of such difference or deficiency shall from time to time be ascertained (the “Deficiencies”). Whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, but subject to application of all monthly Deficiencies collected by Landlord from Tenant pursuant to the immediately preceding sentence or otherwise under this Lease, in the event of the termination of  this Lease by Landlord pursuant to Subparagraph (A) above, Landlord shall be entitled to recover from Tenant (1) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, buy not limited to, all Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (2) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (3) all reasonable costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (4) any damages including, without limitation, an amount equal to the positive difference, if any, between (x) the discounted present value of the Base Rent required to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value) of the reasonable costs and expenses of reletting the Premises (including the Reletting Improvement Costs and reasonable legal fees and brokerage commissions and a reasonable vacancy factor) as reasonable estimated by Landlord (collectively, the “Reletting Costs”). Notwithstanding anything contained in this Lease to the contrary, all Reletting Costs incurred by Landlord shall be equitably prorated if Landlord’s successive reletting of Premises is for a term extending beyond the Expiration Date. As used herein, the “discounted present value” and the “fair market rental value” shall be determined by reference to the discount rate of 7%. If, before presentation of proof of such fair market rental value of the Premises to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair market rental value for the part or the whole of the Premises so relet during the term of the reletting. Solely for the purposes of this Paragraph 6(c), the term “Base Rent” shall mean the Base Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increases pursuant to the provisions of Paragraph 1(b).

(d)                                  Waiver of Consequential, Indirect, Special, Incidental, Punitive and Exemplary Damages.  Notwithstanding anything to the contrary (except as provided in Paragraph 30(d) below) contained in this Lease, Landlord and Tenant each hereby waive their right to seek to recover any consequential, indirect, special, incidental, punitive or exemplary damages.

(e)                                  Going Dark.  In the event Tenant ceases to conduct its business in the Premises for a period of three hundred sixty-five (365) days (which 365th day shall be deemed the day Tenant “goes dark”), Landlord shall then have the right, to be exercised at any time after the date Tenant goes dark, to terminate this Lease upon written notice to Tenant (the “Termination Notice”). In the event that Landlord exercises its option to terminate this Lease, then this Lease shall terminate on the ninetieth (90th) day following the Termination Notice is sent to Tenant (the “Termination Date”) and Landlord and Tenant shall be released from all of their obligations hereunder after the Termination Date, except those obligations which expressly survive the expiration or termination of this Lease. Notwithstanding the foregoing, the Termination Notice shall not be effective if on or before the Termination Date Tenant (i) reopens the Premises for the conduct of its business, or (ii) subleases the entire Premises or assigns this Lease, and the sublessee or assignee reopens the Premises for the conduct of its business. Any such sublease or assignment shall be subject to the provisions of Paragraph 25. Tenant shall not be deemed to have ceased operating its business if there is an assignment of this Lease or a subletting of the Premises in accordance with Paragraph 25 or the Premises (or any portion thereof) is closed (1) due to damage by fire or casualty, or a taking by eminent domain, (2) for Alterations or repairs being diligently prosecuted, including, without limitation, renovations or other preparations by an assignee or subtenant, or (3) for the review of and accounting for inventory by Tenant in the normal course of its business.

7.                                       GLASS. Tenant shall promptly replace, at the expense of Tenant, any and all broken glass in and about the Premises. Tenant may insure, and keep insured, or self insure unless otherwise provided in any Mortgage Documents, all plate glass in the Premises.

8.                                       NO OBSTRUCTION. Tenant shall neither permanently encumber nor obstruct the sidewalk in front of, entrance to, or halls and stairs of the Premises, nor allow the same to be permanently obstructed or encumbered in any manner by any of Tenant’s Agents.

9.                                       SIGNAGE. Subject to compliance with all applicable Laws, (a) Tenant shall be permitted to use, alter or replace the existing signs located on the Premises as of the Commencement Date, and to erect or place, or cause or allow to be erected or placed, any sign or signs of any kind whatsoever on the interior of the Building deemed necessary in Tenant’s sole and absolute discretion, and (b) subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, delayed or withheld, and the approval of any Mortgagee as may be required under any Mortgage Documents, Tenant may locate any signs at, in or about the entrance to the Premises or on any exterior part of the Building, including, without limitation, upon the roof of the Building; provided that such signs are located so that the same do not affect the integrity of the roof or create any damage to the roof. Upon termination of this Lease for any reason, Tenant shall remove all of its signs from the Premises and repair any damage to the Premises and the Building caused by such removal to substantially the same condition prior to such removal.

10.                                 NO LIABILITY OF LANDLORD. Except to the extent attributable to (a) Landlord’s gross negligence or willful misconduct or that of any of Landlord’s Agents; (b) Landlord’s failure to comply with any of its obligations under this Lease; or (c) as otherwise set forth in this Lease, Landlord shall have no liability for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the Premises or from any damage or injury resulting or arising from any other cause or happening with respect to the Premises or Tenant’s use thereof.

11.                                 QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall at all times peaceably and quietly have sole and exclusive possession of the Premises, and shall hold and enjoy the same, and not be disturbed in Tenant’s possession of the Premises by Landlord or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Premises and is not a personal covenant of Landlord. Landlord’s entry onto and use of any portion of the Premises permitted by this Lease shall not interfere, in any unreasonable respect, with any or all of (a) Tenant’s rights to occupy and use the Premises (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Premises; and (c) Tenant’s right of access, ingress and egress to and from the Premises.

12.                                 WATER/ SEWER. Tenant shall pay to Landlord the rent or charge, which may, during the Term , be assessed or imposed for the water used or consumed in or on the Premises, whether determined by meter or otherwise, and will also pay the expenses for the setting of a water meter in the Premises should the latter be required. Tenant shall pay the sewer rent or charge imposed upon the premises. All such rents or charges or expenses shall be paid as Additional Rent. Landlord shall provide Tenant with at least ten (10) days written notice in advance of any required payment therefor and such rents or charges or expenses shall be added to the next month’s Base Rent to become due after Tenant’s receipt of a timely notice from Landlord.

13.                                 NO WAIVER. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the terms, conditions, covenants or obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election or other rights or remedies that such party may have against the other, and shall not be construed as a waiver of any subsequent breach or default in the terms, conditions and covenants of this Lease.

14.                                 EMINENT DOMAIN. If the whole or any substantial (as reasonably determined by Landlord) portion, of the Premises is taken or condemned for any use or purpose under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with Tenant’s then-current use of the Premises, this Lease shall terminate effective as of the date Tenant is required to relinquish Tenant’s right to occupy or to use all or any such substantial portion of the Premises. If less than a substantial portion of the Premises is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Premises affected), this Lease shall not terminate, but (a) Landlord, at Landlord’s sole cost and expense to the extent of any award actually received by Landlord, shall restore the Building to an architecturally whole unit, and (b) the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Tenant shall be entitled to retain any compensation specifically and independently awarded to Tenant for loss of business or goodwill, moving expenses or for Tenant’s Property.

15.                                 NO DIMINUTION/ABATEMENT. Except as otherwise provided in this Lease, (a) no diminution or abatement of Rent, or other compensation, shall be claimed or allowed for inconvenience arising from the making of repairs or improvements to the Premises nor in the case of any fire or other casualty; and (b) in respect to the various “services,” if any, herein expressly or impliedly agreed to be furnished by Landlord to Tenant, it is agreed that there shall be no diminution or abatement of Rent, or any other compensation, for interruption or curtailment of such “service” when such interruption or curtailment shall be due to accident, alterations or repairs desirable or necessary to be made or to inability or difficulty in securing supplies or labor for the maintenance of such “service” or to some other cause, not gross negligence on the part of Landlord. No such interruption or curtailment of any such “service” shall be deemed a constructive eviction.

16.                                 REAL ESTATE TAXES.

(a)                                  Real Estate Taxes.  Except as expressly provided otherwise in this Lease, throughout the Term, in addition to the Base Rent required under Paragraph 1(b) hereof to be paid by Tenant, Tenant shall be responsible for all real estate taxes, assessment of any nature and any and all other impositions general or special, ordinary or extraordinary, of every kind and nature due at any time or from time to time, during the Term, in connection with the ownership, leasing and operation of the Premises, or the personal property and equipment located therein or used in connection therewith (“Taxes”);provided, however, in no event shall Tenant be liable for any franchise taxes; any doing business as taxes; any gift taxes; any corporate taxes; any estate, inheritance, succession or transfer taxes charged against Landlord or the estate or interest of Landlord in the Premises or upon the right of any person to succeed to the same or any part thereof by inheritance, succession or transfer, or any capital levy that is imposed upon Landlord or any transfer or recording charge resulting from a transfer of the Premises; any income, profits or excess profits tax or gross receipts tax assessed upon or in respect of the income or receipts of Landlord arising from the Premises; or any town, county, state or federal sales taxes or use taxes charged against Landlord for materials and equipment purchased by Landlord or installed or incorporated into the reconstruction or repair of the building and appurtenances or any part thereof by Landlord. Tenant agrees to pay to Landlord the annual sums payable pursuant to the provisions of this Paragraph 16 in twelve (12) equal monthly installments in advance on the first (1st) day of each and every month during the Term, together with, at the same time and place, in the same manner and upon the same terms and conditions hereinbefore provided for the payment of Base Rent, or as payments thereof may be required under the Mortgage Documents, provided, however, that if when any such Additional Rent payment provided for in this Paragraph 16 shall become due, the amount of Taxes for the then current fiscal period of the taxing authority shall not have been determined, Tenant shall for such month make payment based upon the amount of Taxes for the last preceding fiscal period of the taxing authority, and when the amount of the Taxes for the then current fiscal period of the taxing authority shall have been determined, total payments theretofore made for the preceding months for such fiscal period based on the amount of taxes for the preceding fiscal period shall be adjusted and Tenant, shall on demand, make such additional payment to Landlord for such preceding months, or Landlord shall make such refund to the Tenant of any overpayments made by Tenant for such preceding months as the adjusted figures may indicate. Landlord shall pay all Taxes due and owing during the Term directly to the applicable taxing authority(ies) before they become delinquent. Notwithstanding anything to the contrary contained herein, with respect to a fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the Commencement Date or after the Expiration Date, Taxes (including, but not limited to, any special assessments) shall be adjusted as between Landlord and Tenant as of the Commencement Date and Expiration Date, respectively, so that Landlord shall pay that proportion of such Taxes which that part of such fiscal period included in the period of time before the Commencement Date or after the Expiration Date bears to such fiscal period, and Tenant shall pay its share of the intervening remainder thereof. If any special assessments levied against the Premises are payable in installments, Tenant shall be responsible only for those installments that are due and payable during the Term (or if paid in lump sum, shall be amortized over the useful life of the improvements to which such special assessment relates). For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year. Landlord shall send copies of the related tax bills to Tenant promptly after a written request with respect to a particular fiscal period. If Tenant shall have paid an amount of Taxes and Landlord thereafter receives a refund of such Taxes or a credit against future Taxes, Tenant shall receive a proportionate credit (after all costs of obtaining a refund have been deducted) towards subsequent estimated payments of such Taxes.

(b)                                  Audit Rights.  Tenant may, at Tenant’s sole and absolute discretion, subject to the terms and conditions of any Mortgage Documents, contest, or review, by legal proceedings, or in such other manner as Tenant deems suitable, which proceedings if instituted shall be conducted promptly, at Tenant’s own expense, and free of expense to Landlord, any Taxes or sewer or water rents or charges imposed upon or against the Premises, and attempt to obtain a reduction in the assessed valuation of the Premises for the purpose of reducing any such tax assessment. In case any Taxes or sewer or water rents or charges shall, as a result of such proceedings or otherwise, be reduced, canceled, set aside or to any extent discharges, there shall be a subsequent reduction in Tenant’s payments to Landlord attributable to Taxes or sewer or water rents or charges for such year and Landlord shall promptly pay over to any excess payments made by Tenant, when all refunds or credits to which Landlord is entitled from the taxing authority with respect to such year have been received or applied by Landlord. Landlord’s obligation to refund any such overpayment shall survive such expiration or earlier termination. Landlord will, at the request of Tenant and without expense to Landlord, cooperate with Tenant in effecting such a reduction. Any reduction or tax refund payable as a result of any proceeding Tenant may institute for that purpose or otherwise shall be the property of Tenant to the extent to which it may be based on a payment made by Tenant. Landlord shall not be required to join in any such action or proceeding, unless required by law or any rule or regulation in order to make such action or proceeding effective, in which event any such action or proceeding shall be taken by the Tenant in the name of, but without expense to Landlord. Landlord, however, will cooperate to the extent reasonably necessary (without liability) and supply such data and execute such documents required for the purpose of obtaining a decision thereon, either through litigation, settlement or otherwise. Landlord shall, however, upon demand of Tenant join in any such proceeding, provided Tenant indemnifies Landlord against any costs or expenses in connection therewith, which indemnification shall survive the expiration or termination of this Lease.

17.                                 INSURANCE.

(a)                                  Insurance to be Maintained by Landlord.  Landlord shall purchase, at its own expense, and keep in force at all time during this Lease commercial general public liability insurance with a minimum combined single limit for bodily injury and property damage of not less than Five Million Dollars ($5,000,000) for each occurrence and annual aggregate covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Premises and otherwise resulting from any acts and operations of Landlord and Landlord’s Agents.

(b)                                  Insurance to be Maintained by Tenant.  Tenant shall purchase, at its own expense, and keep in force at all times during the Term the policies of insurance set forth below in this Paragraph 17(b) (collectively, “Tenant’s Insurance Policies”). All Tenant’s Insurance Policies shall (A) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord; (B) provide that such insurance shall not be canceled or materially modified unless thirty (30) day’s prior written notice shall have been given to Landlord and any Mortgagee; and (C) otherwise be in such form, and include such coverages, as Landlord and any Mortgagee may reasonably require. Certificates of Insurance evidencing Tenant’s Insurance Policies shall be delivered to Landlord by Tenant upon commencement of the Lease and at least thirty (30) days prior to the expiration, replacement and renewal of each Tenant’s Insurance Policy. Tenant shall give prompt notice to Landlord of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property upon Tenant learning of such injury death or damage. It is acknowledged and agreed by the parties that Tenant may maintain the insurance set forth in the immediately preceding sentence under a blanket policy; provided, however, nothing in such blanket policy shall limit the substance, availability or extent of the coverages described herein. If Tenant fails to supply Landlord with current policies for all of the risks described in this Paragraph 17(b) in accordance with this Paragraph 17(b), then Landlord may at Landlord’s option, after five (5) days written notice to Tenant (during which time Tenant may cure its default herein) purchase the insurance required hereunder (to the extent that Tenant has not yet purchased such insurance), and Tenant agrees to pay to Landlord within ten (10) days after the presentation of a bill therefor, the amount contained in the such bill, as Additional Rent, not a exceed three (3) months premium. Except as expressly permitted under any other provision of this Lease, Tenant will not do anything in the Premises, or bring anything into the Premises, or permit anything to be brought into the Premises or to be kept therein, which will in any way increase the rate of fire insurance or other insurance on the Premises, nor use the Premises or any part thereof, nor suffer or permit their use for any business or purpose which would cause an increase in the rate of fire insurance or other insurance on the Premises, and Tenant agrees to pay on demand any such increase. Notwithstanding the foregoing, Tenant shall promptly comply with any commercially reasonable requirements of any Mortgagee with respect to the types and amounts of coverages under or the terms and conditions with respect to any Tenant’s Insurance Policies, as well as providing such other commercially reasonable insurance as any Mortgagee may require against such other insurable hazards which at the time are commonly insured against for property similar to the Premises located in or around the region in which the Premises is located. Subject to commercially reasonable requirements of any Mortgagee, Tenant shall not be required to continue to carry any insurance coverage which is no longer commonly insured against for property similar to the Premises located in or around the region in which the Premises is located or which cannot be obtained at commercially reasonable rates.

(i)                                     All Risk/General Casualty.  Tenant shall purchase and maintain, throughout the Term, a Tenant’s Insurance Policy(ies) of comprehensive all risk insurance on the Building (including any Alterations), (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Lease shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Building (including any Alterations) waiving all co-insurance provisions; (C) providing for no deductible in excess of $10,000.00 for all such insurance coverage; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Building or the use of the Premises shall at any time constitute legal non-conforming structures or uses. In addition, Tenant shall obtain, if any portion of the Building is currently or at any time in the future located in a federally designated

“special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended. The Tenant’s Insurance Policies required by this Paragraph 17(b)(i) shall name Landlord, and any party holding an interest to which this Lease may be subordinated as additional insureds and loss payees.

(ii)                                  General Liability and Auto Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Insurance Policy(ies) of commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $5,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location. The Tenant’s Insurance Policies required by this Paragraph 17(b)(ii) shall (W) name Landlord, and any party holding an interest to which this Lease may be subordinated as additional insureds; (X) provide coverage on an occurrence basis; and (Y) be primary, not contributing with, and not in excess of, coverage that Landlord may carry.

(iii)                               Tenant’s Property and Workers’ Compensation Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Insurance Policy or Insurance Policies of (X) “all-risk” property insurance policy covering the Tenant’s Property, and (Y) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant.

(iv)                              Business Income Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Insurance Policy  or Insurance Policies of business income insurance (A) covering all risks required to be covered by the insurance provided for in Paragraph 17(b)(i) for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; and (B) in an amount at least equal to one hundred percent (100%) of the Rent for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Building and Tenant’s Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Tenant’s reasonable estimate of the Rent for the succeeding twelve (12) month period.

(c)                                  Waiver of Claims and Subrogation.  To the extent permitted Law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (i) damages to property, (ii) damages to all or any portion of the Premises, (iii) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease, or (iv) claims paid by Tenant’s workers’ compensation carrier. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims that might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier that conforms to the provisions of this Paragraph 17(c). Each policy of insurance required to be maintained by Landlord or Tenant Hereunder shall expressly waive the right of subrogation and right of recovery.

18.                                 UTILITIES. Tenant shall purchase and be solely responsible for all charges, claims and liens incurred with respect to water, gas, electricity and any other utilities in connection with the Premises during the Term (and agrees to arrange for the delivery of such utilities to the Premises). Tenant further agrees that Tenant shall supply any fuel required, if any, for the Premises and Tenant’s use of the Premises. Tenant shall pay such utility and fuel charges during the Term directly to the utility or municipality or supplier providing such service or fuel before such charges become delinquent.

19.                                 NO REPRESENTATIONS BY LANDLORD. The parties hereby acknowledge that Tenant is currently in possession of the Premises. Except as otherwise set forth in this Lease, Tenant agrees that Landlord has made no warranties or representations with respect to the Premises and Tenant accepts the Premises “as is” as of the date hereof. Landlord hereby represents and warrants that Landlord is the sole holder and owner of fee simple title to the Land and the Premises, and that, as of the date hereof, there are no mortgages, deeds of trust, ground leases or underlying leases encumbering the Premises, except the (a) Building Loan Mortgage and Security Agreement, dated May 31, 2000, from Landlord, as mortgagor, to Fleet Bank, National Association, as mortgagee, in the original principal amount of $1,250,000 and (b) Land Mortgage and Security Agreement, dated May 31, 2000, from Landlord, as mortgagor, to Fleet Bank, National Association, as mortgagee, in the original principal amount of $2,240,000, (c) which mortgages described in clauses (a and (b) were consolidated to form a single lien in the consolidated principal amount of $3,278,132 pursuant to an Agreement of Consolidation of Notes and Mortgages and Modification of the Consolidated Mortgage, dated April 30, 2002, between Landlord and Fleet National Bank f/k/a Fleet Bank, National Association n/k/a Bank of America, N.A., and (d) which consolidated mortgages described in clause (c) were modified pursuant to a Mortgage Modification Agreement, dated of even date with this Lease, between Bank of America, N.A. (successor by merger to Fleet National Bank f/k/a Fleet Bank, National Association) (such mortgages as so consolidated and modified, the “Bank of America Mortgage”; the bank of America Mortgage and any other mortgage encumbering the Premises or any part thereof from time to time, each a “Mortgage”; a Mortgage and all agreements, documents and instruments in connection with a Mortgage are, collectively, “Mortgage Documents”; and the holder of a Mortgage is a “Mortgagee”). Each of the person(s) executing this Lease on behalf of Landlord does hereby personally represent and warrant that Landlord is a duly organized and validly existing limited liability company, that Landlord is in good standing and qualified to do business in the State of New York, that Landlord has the full right, power and authority to enter into the Lease, and that each person signing on behalf of Landlord is fully empowered and authorized to do so.

20.                                 LATE CHARGE. All amounts of Rent past due for more than five (5) business days after the date the same are due and payable hereunder shall incur interest from the due date to the date of payment at the Default Rate. “Default Rate” shall mean the annual rate equal to the lesser of (i) the “prime” or “reference” commercial lending rate announced from time to time by Citybank, N.A., in New York, New York plus three (3) percentage points per year; or (ii) the maximum rate permitted by Law.

21.                                 PERMITS/LICENSES. Tenant shall, at Tenant’s own cost and expense, apply for and obtain any necessary permits or licenses required for the use, conduct and maintenance of the Premises during the Term and for the business to be conducted by Tenant in the Premises, including but not limited to the use and maintenance of any signs thereon, and Tenant shall, at Tenant’s own cost and expense, make all necessary repairs and improvements for the granting of any such permit or license or for the continuance of same.

22.                               WALKS/SIDEWALKS. Tenant shall keep the walks in front and in rear and sides of the Premises free and clear of rubbish, snow and ice, and keep same in good repair and control,  excepting normal wear and tear and casualty and condemnation.

23.                               ALTERATIONS.

(a)                                  Alterations.  During the Term, Tenant may, from time to time, at Tenant’s  sole cost and expense, make alterations, replacements, changes, additions and improvements in  and to the Premises (the “Alterations”); provided that Tenant first obtains the written consent of  Landlord (which consent may be withheld for any reason or for no reason) and any Mortgagee to the extent required under the Mortgage Documents. If Landlord shall fail to respond in writing to Tenant with respect to such request within ten (10) business days after Landlord receipt thereof, Tenant may, but shall not be obligated to, deliver to Landlord a second such written request, within twenty (20) business days after the first request, marked “SECOND TENANT REQUEST FOR LANDLORD APPROVAL” at the top of the first page of such request and in the subject line of any cover letter from Tenant accompanying such request. Landlord’s failure to respond in writing to Tenant with respect to any such second request within five (5) business days following Landlord’s receipt such second notice shall be a deemed approval of such proposed Alteration; however, Tenant shall still be required to receive any Mortgagee’s written consent to the extent required under any Mortgage Documents. Such Alterations shall comply with all applicable Laws and must be performed in accordance with the terms and conditions of any Mortgage Documents. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to obtain Landlord’s prior approval (but shall be required to receive any Mortgagee’s approval to the extent provided under any Mortgage Documents) with respect to Alterations (A) that will not (i) affect (except to a diminimus extent) the structural integrity or structural components of the Building or (ii) adversely affect (except to a diminimus extent) the mechanical, electrical, sprinkler, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of  the Premises; (B) except as otherwise provided in clause (A), that are to the interior of the Building; and (C) shall conform with all other requirements of this Lease. Additionally, before proceeding with any Alterations, Tenant shall (X) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (Y) submit to Landlord working drawings, plans and specifications and all permits for the proposed Alterations; and (Z) cause those contractors engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance and workers’ compensation insurance. After obtaining Landlord’s and any Mortgagee’s approval to the Alterations (to the extent required), Tenant shall give Landlord at least five (5) business days’ prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises. Together with its request for approval, or notification to Landlord, of any proposed Alterations, Tenant may request that Landlord irrevocably specify whether Landlord shall require such proposed Alteration to be removed prior to the termination of the Term. If Landlord shall fail to respond in writing to Tenant with respect to such request within ten (10) business days after Landlord’s receipt thereof,

Tenant may, but shall not be obligated to, deliver to Landlord a second such written request, within twenty (20) business days after giving the first request, marked “SECOND TENANT REQUEST FOR LANDLORD APPROVAL” at the top of the first page of such request and in the subject line of any cover letter from Tenant accompanying such request. If landlord fails to respond in writing to Tenant within five (5) business days of Tenant’s second request therefor, Landlord shall be deemed to have agreed that Landlord shall not require removal of such proposed Alteration prior to the termination of the Term hereof.

(b)                                  Lien Waiver.  In the event that the cost in any one instance of any such decoration, alteration, replacement, change addition or improvement to the Premises shall exceed $10,000, then, promptly following final completion thereof, Tenant shall obtain from the contractor or contractors performing the same a final lien waiver.

24.                                 LIENS. Tenant will not create or permit to be created or to remain and will discharge or bond any lien, encumbrance or charges levied on account of any mechanic’s, laborer’s or materialman’s lien, which might be or become a lien, encumbrance or charge upon the Premises for labor and services or materials furnished, performed or supplied by or for the benefit of Tenant during the period commencing on the date hereof and ending on the Expiration Date, or the date on which this Lease earlier terminates pursuant to the terms and conditions hereof. If any such lien, encumbrance or charge at any time is filed against the Premises, then, within thirty (30) days after notice of the filing thereof, Tenant will cause the same to be discharged of record by payment deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within such period, then in addition to any other right or remedy, Landlord, without being obligated to do so, may discharge the same by procuring the discharge of such lien by deposit or by bonding proceeding and in such event Landlord shall be entitled, if Landlord elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the maximum rate prevailing per annum from the respective dates of Landlord’s making of the payment or incurring of the cost and expenses shall constitute Additional Rent  payable by Tenant under this Lease and shall be paid by to Landlord on demand. Nothing contained in this Paragraph 24 shall obligate Tenant to pay or discharge any lien created by Landlord. Landlord shall promptly discharge any lien filed against the premises, the debt for which was created by Landlord. Nothing in this Lease contained shall be deemed construed in any way as constituting the consent, request or approval of Landlord, express or implied, by inference or otherwise, to anyone for the performance of any labor or services, nor the furnishing of any materials for any improvement, alteration or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any service or labor or the furnishing of any materials that would give rise to the filing of any lien against the fee of the premises or any part thereof. The provisions of this Paragraph 24 shall survive the expiration or termination of this Lease.

25.                                 ASSIGNMENT, SUBLETTING, LEASEHOLD MORTGAGE.

(a)                                  Assignment; Subletting.  (i) Except as otherwise permitted under this Paragraph 25, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not, directly or indirectly, by operation of law or otherwise, assign, transfer, mortgage, lien or otherwise encumber this Lease, or Tenant’s interest herein or rights hereunder, or sublet all or any portion of the Premises, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and the prior written consent of Mortgagee to the extent required under any Mortgage Documents. Except in the case of a Permitted Transfer (as defined in Paragraph 25(a)(ii) below), if Tenant is a corporation (including a professional corporation), partnership, joint venture, limited liability company or other entity, the provisions of this Paragraph 25(a)(i) shall apply to a transfer, directly, indirectly or beneficially, by operation of law or otherwise, by one or more transfers, of a “controlling amount” (as defined in Paragraph 25(a)(ii) below) of  the stock, partnership, membership or other applicable ownership interest of, or voting or management rights in or with respect to, Tenant as if such transfer of a controlling amount of stock, partnership, membership or other applicable ownership interest of, or voting or management rights in or with respect to, Tenant were an assignment of this Lease. In addition, except in the case of a  Permitted Transfer, the provisions of this Paragraph 25(a)(i) shall apply to (x) the merger or consolidation of Tenant, or any entity directly or indirectly controlling Tenant, into or with a corporation, partnership, limited liability company or other entity and (y) any change in control of Tenant either directly or indirectly, at any level or tier or ownership, whether in one transaction or a series of related transactions (a “Change-in-Control Transaction”), as if such merger or consolidation or Change-in-Control Transaction were an assignment of this Lease. Tenant shall provide Landlord with at least thirty (30) days prior written notice requesting Landlord’s consent to any of the foregoing, which notice shall specify the name and address of such assignee, subtenant or transferee together with its financial statements, a description of the contemplated transaction, a description of the intended use of the Premises by such assignee, subtenant or transferee and providing such further information as Landlord reasonably may require. If Landlord shall fail to respond in writing to Tenant with respect to any such request by Tenant for Landlord’s consent to any of the foregoing within ten (10) business days after Landlord’s receipt thereof, Tenant may, but shall not be obligated to, deliver to Landlord a second such written request, within twenty (20) business days after giving the first request, marked “SECOND TENANT REQUEST FOR LANDLORD APPROVAL” at the top of the first page of such request and in the subject line of any cover letter from Tenant accompanying such request. Landlord’s failure to respond in writing to Tenant with respect to such second request within five (5) business days after Landlord’s receipt thereof shall be a deemed approval of such assignment, sublease or transfer; however, Tenant shall still be required to receive any Mortgagee’s written consent to the extent required under any Mortgage Documents.

(ii)                                  Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without obtaining Landlord’s prior written consent, however subject to receiving any Mortgagee’s prior written consent to the extent required under any Mortgage Documents, and without being subject to the terms of Paragraphs 25(b) or 25(c) hereof, upon at least thirty (30) days prior written notice to Landlord, to enter into the following transactions (each a “Permitted Transfer”): (A) (1) assign this Lease or sublet the entire Premises to any entity into or with which Tenant is merged or consolidated by operation of law or otherwise or to which substantially all of Tenant’s assets are transferred or Tenant’s capital stock is transferred or purchased (“Successor”) or (2) a Change-in-Control Transaction; provided that such Successor (or Tenant in the case of any Change-in-Control Transaction) has a net worth calculated in accordance with generally accepted accounting principles equal to or greater than $15,000,000 immediately following any such transaction (including the effect of any financing in connection with such transaction); or (B) assign this Lease or sublet any portion of the Premises to any Qualified Tenant Affiliate (as defined below). For purposes of Paragraphs 25(a)(i) and (ii), (I) the term “Qualified Tenant Affiliate” shall mean any entity which, directly and indirectly, controls or is controlled by or is under common control with Tenant; and (II) the terms “control”, “controlling” and “controlling amount” shall mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of an entity or a person or the disposition of its assets or properties or the operation or conduct of its business or affairs, whether through ownership, voting or management rights, by contract, arrangement or understanding, or otherwise. In no event shall the trading of Tenant’s stock on a publicly-traded exchange be deemed an assignment of this Lease.

(iii)                               In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of assignor’s obligations under this Lease in form and substance satisfactory to Landlord; provided, however, that Tenant originally named herein (or any tenant under this Lease) shall not be relieved from its obligations under this Lease. The consent by Landlord to any assignment, subletting or transfer shall not relieve Tenant from its obligation to obtain the prior written consent of Landlord (as may be required under this Lease) to any further assignment, subletting or transfer. Any such assignment or transfer or attempted assignment or transfer of this Lease, or subletting or attempted subletting of the Premises, not permitted or consented to hereunder shall be void and have no effect and shall constitute a default of Tenant hereunder. If there is an assignment or transfer of this Lease, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee; if the Premises or any part thereof are sublet to any person, whether or not in violation of this Lease, Landlord, after a Default by Tenant, may collect rent from the subtenant. In either case, Landlord shall apply the net amount collected to the rents reserved in this Lease, but neither any such assignment, transfer or subletting, whether with or without Landlord’s prior consent, nor any such collection or application, shall be deemed a waiver of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, transferee or subtenant as tenant.

(b)                                  Excess Profits.  In the event that Tenant sublets or assigns this Lease, Tenant shall pay to Landlord as Additional Rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below) when and as such Increased Rent is received by Tenant. As used in this Paragraph 25(b), “Increased Rent” shall mean the excess of (i) all rent and other consideration that Tenant receives by reason of any sublease of the Premises (or any part thereof) or any assignment of the Lease, over (ii) the Rent otherwise payable by Tenant under this Lease at such time; provided, however, Tenant shall be entitled to deduct from such excess rental paid to Tenant prior to such payment to Landlord the following costs incurred by Tenant in securing such assignment or sublease: customary brokerage fees, reasonable advertising costs, reasonable legal fees and expenses, other economic concessions granted to such assignee or subtenant; and expenses for any improvements to be constructed in such assigned or sublease space.

(c)                                  Reimbursable Costs.  Tenant shall reimburse Landlord for any expenses that may be incurred by Landlord in connection with the proposed assignment or sublease hereunder by Tenant (“Reimbursable Costs”), including without limitation the costs of making investigations as to the acceptability of a proposed assignee or subtenant and reasonable legal fees and disbursements incurred in connection with the requested consent to the assignment or sublease (whether or not such consent is granted).

(d)                                  Mortgage of Tenant’s Interest.  Subject to the prior written consent of any Mortgagee, Landlord hereby agrees and acknowledges that Tenant and its successors and assigns shall have the right to mortgage, pledge, assign and encumber any or all of the Tenant’s leasehold interest under this Lease, including, without limitation, by a leasehold mortgage, leasehold deed of trust or collateral assignment of lease (each such mortgage, assignment, pledge or other encumbrance herein referred to as a “Leasehold Mortgage”), subject to the limitations of this Paragraph 25(d). Landlord shall cooperate, at Tenant’s reasonable cost and expense, with any commercially reasonable request of any institutional lender which contemplates making a loan to Tenant to be secured by a Leasehold Mortgage, including, without limitation, the execution and delivery of any customary consent and estoppel which is reasonably acceptable to Landlord. No holder of a Leasehold Mortgage shall have the rights or benefits set forth in this Paragraph 25(d), nor shall the provisions of this Paragraph 25(d) be binding upon Landlord, unless and until the name and address of the holder of such Leasehold Mortgage shall have been delivered to Landlord in accordance with this Paragraph 25(d).

26.                                 SUBORDINATION AND ATTORNMENT. (a) Landlord represents and warrants to Tenant that, as of the date of this Lease, Landlord is the fee simple owner of the Premises, and that, as of the date of this Lease, there are not any mortgages or ground leases or underlying leases with respect to the Premises except for the Bank of America Mortgage. Tenant’s rights under this Lease shall be subject and subordinate at all times to the lien of the Bank of America Mortgage and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. Provided that Tenant is provided with an SNDA duly executed by the holder of any future mortgage or the landlord pursuant to any ground lease or underlying lease or future ground lease or underlying lease affecting the Premises, then (i) Tenant’s rights under this Lease shall be subject and subordinate at all times to the lien of any future mortgage or mortgages, or ground lease or underlying lease which may now or hereafter affect or be placed from time to time upon the Premises and to all renewals, modifications, amendments, consolidations, replacements and extensions of any such mortgages or ground or underlying leases; and (ii) Tenant will execute and deliver, within ten (10) days after request by Landlord, and SNDA that is submitted by Landlord in confirmation of such subordination. “SNDA” means a subordination, non-disturbance, and attornment agreement, in a commercially reasonable form which is reasonably acceptable to Tenant, from a holder of any Mortgage (except for the Bank of America Mortgage) and the landlord of any ground lease or underlying lease existing as of the date of this Lease, or thereafter in effect, and affecting the Premises.

(b)                                 In the event of the enforcement by a Mortgagee of the remedies provided by law or under the Mortgage Documents, Tenant will, upon the request of any person succeeding to the interest of Landlord as a result of such enforcement, (i) automatically become the tenant of said successor in interest, without change in the terms or other provisions of this Lease; provided, however, that said successor in interest shall not be bound by (1) any payment of Base rent or Additional Rent for ore than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease or (2) any amendment or modification of this Lease made without the consent of the Mortgagee or such successor in interest, and (ii) execute and deliver an instrument or instruments confirming such attornment.

27.                                 NOTICES. All notices and other communications authorized or required by either party pursuant to this Lease shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, of if sent by Federal Express or other comparable nationally recognized commercial overnight delivery service, or if mailed by certified mail or registered mail, return receipt requested, postage prepaid, addressed to the other party at the addresses set forth below (or such other addresses as Landlord or Tenant may designate to each other from time to time by written notice) and any such notice of other communication shall be deemed to have been given, rendered or made on the day so delivered or refused by the party to whom such notice was sent (it being acknowledged that a facsimile or an e-mail transmission shall not be deemed to be a “writing”)

If to Landlord:	750 Park Place Realty Co., LLC
c/o Marshall Kopelman
600 Old Country Rd., Suite 304
Garden City, New York 11530
Telephone: (516) 228-9140

If to Tenant:	B.J.K. INC. d/b/a Chem Rx
750 Park Place
Long Beach, New York 11561
Attention: Jerry Silva
Telephone: (516) 889-8770

28.                                 SURVIVAL OF OBLIGATIONS. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except (a) as otherwise expressly provided in this Lease, (b) for the payment of any Rent and (c) for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination, including, without limitation, Tenant’s Obligations pursuant to the terms and conditions of Paragraph 6(c).

29.                                 LEGAL COSTS. If either Tenant or Landlord brings an action to enforce the terms hereof or declare rights hereunder, the court in such action shall award to the party in whose favor a judgment is entered reasonable attorney’s fees and costs, which sum shall be paid by the losing party.

30.                                 LANDLORD’S AND TENANT’S PROPERTY; END OF TERM; HOLDOVER.

(a)                                 Landlord’s Property.  Subject to Paragraph 30(b),  all fixtures, machinery, equipment, improvements and appurtenances (other than Tenant’s Property) attached to, or built into, the Premises during the period commencing on the Commencement Date and ending on the Expiration Date or the date of earlier termination of this Lease in accordance with the terms hereof, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall (unless otherwise provided in this Lease or in a notice from Landlord pursuant to Paragraph 23(a) above) not be removed by Tenant at the Expiration Date or earlier termination of this Lease in accordance with the terms hereof. Further, other than Tenant’s Property, any personal property in the Premises on the Commencement Date; movable or otherwise, unless installed by, or for the account of, Tenant and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant.

(b)                                  Tenant’s Property.  All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord, and that can be removed without structural damage to the Building, and all furniture, furnishings, equipment, trade fixtures, inventory, and product samples and other articles of movable personal property owned by or under the direct or indirect control of Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that Tenant repairs or pays the cost of repairing any damage to the Premises resulting from the installation and/or removal thereof. Landlord agrees to execute and deliver to Tenant or Tenant’s designee, from time to time, and in each case at the request of Tenant, a lien waiver or similar instrument in recordable form evidencing Landlord’s waiver of any claim, right, lien or charge against any of Tenant’s Property.

(c)                                  Surrender.  Except as otherwise provided in this Lease, at or before the Expiration Date, or the date of any earlier termination of this Lease in accordance with the terms hereof. (i) Tenant shall vacate the Premises broom clean and in good order and in the substantially the same condition that the Premises existed on the date hereof, except for ordinary wear and tear and damage by casualty or condemnation and such damage or destruction or other correction, prevention, abatement, replacement or repair as Landlord is required to repair, restore or otherwise perform under this Lease; (ii) Tenant shall, at Tenant’s sole cost and expense, remove from the Premises all Tenant’s Property (except such items thereof as Landlord shall have expressly permitted, in writing, to remain which property shall become the property of Landlord upon the Expiration Date, or the date of any earlier termination of this Lease in accordance with the terms hereof) and all Alterations (except as are permitted to remain pursuant to Paragraph 23(a) or as otherwise agreed in writing by Landlord); and (iii) Tenant shall, at Tenant’s sole cost and expense, repair (to Landlord’s reasonable satisfaction) any damage to the Premises resulting from any installation and/or removal of Tenant’s Property and/or any Alterations. Except as otherwise provided in this Lease, any other items of Tenant’s Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date in accordance with the terms of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion, at Tenant’s expense. Tenant’s obligations under this Paragraph 30 shall survive the expiration date of this Lease.

(d)                                  Hold Over.  In the event that Tenant (or any person claiming through or under Tenant) shall, without Landlord’s consent, remain in occupancy of the Premises or any part thereof for any period beyond the Expiration Date or the earlier termination of this Lease in accordance with the terms hereof, such occupancy shall be deemed to be a month-to-month tenancy at a monthly rental equal to one hundred fifty percent (150%) of the monthly installment of Base Rent for the last month of the Term of this Lease, plus one hundred percent (100%) of any Additional Rent and any other charges payable for the last month of the Term of this Lease, subject to all the other provisions of this Lease prevailing prior to such termination date; and in such event the acceptance of monies by Landlord shall not be deemed to create a new or additional tenancy other than as aforesaid and there shall be no renewal or extension of this Lease by operation of law. Landlord herby waives its right to seek and to recover any consequential, punitive, or exemplary damages for Tenant remaining in the Premises or any part thereof for any period beyond the Expiration Date or the earlier termination of this Lease in accordance with the terms hereof, but in no event for any period extending beyond three (3) months after the Expiration Date or earlier termination of this Lease. The provisions of this Paragraph 30(d) shall survive the expiration or termination of this Lease.

31.                                 NO LIABILITY OF LANDLORD. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no liability on the part of Landlord and Landlord’s successors and assigns or any mortgagee in possession of the Premises (such parties for the purposes of this Paragraph 31, collectively referred to as the “Landlord”), with respect to any of the terms, covenants and conditions of this Lease beyond Landlord’s equity in the Premises, and that Tenant shall look solely to the equity of Landlord in the Premises (including any insurance, sale and condemnation proceeds therefrom) for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions. However, the obligations of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Premises and in the event of such transfer said obligations shall thereafter be binding upon each transferee (to the extent set forth in the immediately preceding sentence) of the interest of Landlord herein named, but only with respect to the period ending with a subsequent transfer within the meaning of this Paragraph 31.

32.                                 ABSOLUTE NET LEASE/INDEMNIFICATION BY TENANT.

(a)                                 Absolute Net Lease.  Except as otherwise provided in this Lease to the Contrary, this Lease is intended to be, and shall be construed as, an absolute net lease, whereby under all circumstances and conditions (whether now or hereafter existing or within the contemplation of the parties), the Rent and any other charges payable hereunder to Landlord shall be a completely net return to Landlord throughout the Term of this Lease. Landlord shall not be required to provide any services or do any act in connection with the Premises, and the Rent and any other charges payable under this Lease shall be paid to Landlord without any claim on the part of Tenant for diminution or abatement, and the fact that Tenant’s use and occupancy of the Premises shall be disturbed or prevented by any cause whatsoever shall not in any way suspend, abate or reduce the Rent to be paid under this Lease except as otherwise specifically provided in this Lease.

(b)                                 Indemnification by Tenant.  Except to the extent attributable to Landlord’s negligence or willful misconduct or that of any of Landlord’s Agents, and subject to Paragraph 17, or arising from or relating to Hazardous Materials present, in, on, under or about the Premises prior to or on the date hereof, Tenant hereby indemnifies, defends, and holds Landlord, and its affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses arising from or in connection with any or all of (a) the Premises, and the leasing, operation, management, maintenance, repair, alteration, use or occupation of the Premises after the date hereof but during the Term; (b) any negligence or misconduct of any or all of Tenant and Tenant’s Agents after the date hereof but during the Term; (c) any accident, injury or damage whatsoever occurring in, at or upon the Premises after the date hereof but during the Term; (d) claims for work or labor performed or materials furnished to, or at the request of, any or all of Tenant and its affiliates, owners, partners, members, directors, officers, agents and employees after the date hereof but during the Term; (e) any presence, storage, use or disposal of Hazardous Materials in, on, under or about the Premises; and (f) the failure of Tenant to perform Tenant’s obligations under this Lease (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant shall have the sole and exclusive right to control the defense of any such action or proceeding and shall be entitled to settle same, subject to Landlord’s consent only with respect to and in such circumstances under which the settlement involves non-monetary damages. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential, indirect, special, incidental or punitive damages), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, reasonable costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration to the extent required by applicable Law, that are in any way related to any matter covered by the foregoing indemnity, net of any insurance proceeds recovered from insurance maintained under Paragraph 17 hereof. The provisions of this Paragraph 32(b) shall survive the expiration or termination of this Lease.

33.                                 GOVERNING LAW; CONSTRUCTION. This Lease shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by Law. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

34.                                 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES OR TENANT’S POSSESSION AND USE THEREOF, OR ANY OTHER MATTER RELATED TO THIS LEASE, OR THE PREMISES OR TENANT’S POSSESSION AND USE THEREOF.

35.                                 ESTOPPEL; CERTIFICATES. Each of landlord and Tenant shall at any time and from time to time, within fifteen (15) days after request of the other, deliver a written certificate duly executed by its respective authorized signatory certifying to the other (or any other person or entity specified by the requesting party): (i) that this Lease is unmodified and in full force and effect, or if there has been any modification, if the same is in full force and effect as so modified, and identifying any such modification; (ii) that to the knowledge of the certifying party there are no existing offsets or defenses in favor of such certifying party against the enforcement of any of the terms, covenants and conditions of this Lease or, if there are any existing offsets or defenses in favor thereof, specifying the same; (iii) that to the knowledge of the certifying party, the non-certifying party has observed and performed all of the terms, covenants and conditions on its part to be observed and performed, or, if not, specifying the same; (iv) the dates to which Base Rent, Additional Rent and any other charges payable hereunder have been paid; and (v) any other factual matters relating to this lease reasonably requested by the non-certifying party.

36.                                 RECORDATION OF LEASE. Landlord shall cooperate with Tenant to record or file, at Tenant’s expense, in the appropriate land records a memorandum hereof setting forth the parties hereto, the Term and a description of the Premises, such that a title insurance company reasonably acceptable to any current or prospective holder of a Leasehold Mortgage is willing to issue its lender’s title insurance policy insuring such Leasehold Mortgage.

37.                                 TIME. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a legal holiday in the State of New York, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or legal holiday in the State of New York.

38.                                 SUCCESSORS. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure of the benefit of, the parties hereto and upon their respective successors and assigns.

39.                                 BROKER. Tenant covenants, warrants and represents that no broker represented Tenant in the negotiation of this Lease. Landlord covenants, warrants and represents that no broker represented Landlord in the negotiation of this Lease. Each of Landlord and Tenant agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all reasonable costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach or such indemnifying party’s covenants, representations and warranties in this Paragraph 39. The preceding indemnification shall survive the termination or expiration of this Lease.

40.                                 FORCE MAJEURE. The obligations of Landlord and the non-monetary obligations of Tenant hereunder shall be excused with respect to any act, event or circumstance arising out of either party’s failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond either party’s reasonable control and which by the exercise of due diligence such party is unable, wholly or in part, to prevent or overcome.

41.                                 RIDERS. All Exhibits attached hereto shall be deemed to be a part hereof and hereby incorporated herein.

42.                                 HEADINGS. The headings in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease with the intent of any provision thereof.

43.                                 SUBMISSION OF LEASE. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease.  This Lease is not effective until execution by and delivery to both Landlord and Tenant.

44.                                 JOINT AND SEVERAL LIABILITY. If there be more than one Tenant or Landlord, respectively, the obligations imposed hereunder upon Tenant or Landlord, respectively, shall be joint and several.

45.                                 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Lease are cumulative and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

46.                                 COUNTERPARTS. This Lease may be executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto.

47.                                 FINANCIAL STATEMENTS. Tenant shall deliver to Landlord within ninety (90) days after the end of each fiscal year, a copy of the consolidated financial statements of Chem Rx Corporation, the holding company (the “Holding Company”) of Tenant”, as of the end of such year, fairly presenting the Holding Company’s financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of the Holding Company’s immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to the Mortgagee, in its sole discretion, in form and substance in accordance with generally accepted accounting principles, consistently applied (“GAAP”) and otherwise acceptable to the Mortgagee in its sole discretion.  All financial statements shall be accompanied by the certification of the chief financial offer of the Holding Company that such financial statements fairly present, in all material respects, the financial condition of the Holding Company and its subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end or quarter-end adjustments, as applicable.

48.                                 AMENDED AND RESTATED LEASE. On and as of the date hereof, this Lease shall have amended, restated and completely replaced the First Amended and Restated Lease.  This Lease is intended, and shall be deemed and construed, to be a continuation (without interruption or recommencement) of the various terms and provisions of the First Amended and Restated Lease and the obligations arising or accruing thereunder existing to the date hereof, subject to any modifications made by this Lease.  All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease of the date first written above.

LANDLORD:

750 PARK PLACE REALTY CO., LLC

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Member

TENANT:

B.J.K. INC., d/b/a Chem Rx

By:	/s/ Steven Silva
Name: Steven Silva
Title: Executive Vice President

EXHIBIT A

AS TO PARCEL I

ALL that certain parcel or parcels of land, located in the City of Long Beach, County of Nassau and State of New York, more particularly described as follows:

BEGINNING at the corner formed by the intersection of the westerly side of Riverside Boulevard and the southerly side of Park Place, as widened, which point is 20.16 feet south as measured along the westerly side of Riverside Boulevard from the intersection of the old southerly side of Park Place and the westerly side of Riverside Boulevard, both streets as shown on Map No. 1, Estates of Long Beach, filed in Nassau County Clerk’s Office on April 20, 1911 as Map #31, Case #231;

RUNNING THENCE South 00 degrees 16 minutes East along the westerly side of Riverside Boulevard, 35.38 feet to the point of curve;

THENCE along the arc of a curve bearing to the right, and still along the westerly side of Riverside Boulevard, and having a radius of 1,343,307 feet, a distance of 151.05 feet to a point:

THENCE South 82 degrees 33 minutes West, 46.88 feet to a point;

THENCE South 3 degrees 16 minutes 23 seconds East, 79.08 feet to a point;

THENCE South 85 degrees 23 minutes 45 seconds West, 433.43 feet;

THENCE North 7 degrees 27 minutes 00 seconds West, 241.01 feet to the southerly side of Park Place, as widened;

THENCE North 82 degrees 33 minutes East along the southerly side of Park Place, and 20.00 feet south of and parallel with, the old southerly side of Park Place, as shown on aforementioned map, 517.24 feet to the point or place of BEGINNING.

AS TO PARCEL II

ALL that certain plot, piece or parcel of land, situate, lying and being in the City of Long Beach, Town of

Hempstead, County of Nassau and State of New York, bounded and described as follows:

BEGINNING at a point on the south side of Park Place, as widened, and being the following two (2) courses and distances from the corner formed by the intersection of the west side of Riverside Boulevard and the south side of Park Place, both streets as shown on Map No. 1, Estates of Long Beach, filed in the Nassau County Clerk’s Office on April 20, 1911 as Map No. 31 and Case No. 231;

(1) South 00 degrees 16 minutes 00 seconds East, 20.16 feet to the new widened line; and

(2) South 82 degrees 33 minutes 00 seconds West along the new widened line of Park Place, 517.24 feet to a point;

THENCE South 7 degrees 27 minutes 00 seconds East, 241.01 feet to point;

THENCE South 85 degrees 23 minutes 45 seconds West, 115.24 feet to a point;

THENCE North 7 degrees 27 minutes 00 seconds West, 235.30 feet to the new south line of Park Place;

THENCE North 82 degrees 33 minutes 00 seconds East along the new south line of Park Place, 115.00 feet to the point or place of BEGINNING.

Exhibit B

Site Plan

PARK PLACE
N82° 33' 00" E
632.24'
ONE STORY CONCRETE
N 7° 27' 00" W
TAX LOT 6
ONE STORY BRICK & CONCRETE BLOCK
TAX LOT 1
S 88° 23' 48" W
RIVERSIDE BOULEVARD
S0°16'00" E
KULHANEK & PLAN
LAND SURVEYORS, P.C.
NASSAU COUNTY LAND & TAX MAP
SEC. 63 BLK. 277 LOTS 1&6

GUARANTY OF LEASE

In consideration of, and as an inducement for the granting, execution and delivery of the foregoing Second Amended and Restated Lease Agreement, dated as of October 26, 2007 (as the same may be amended, modified, assigned, extended, supplemented, renewed, replaced and/or restated from time to time, collectively, the “Lease”), by 750 Park Place Realty Co., LLC (“Landlord”) to B.J.K. Inc., d/b/a/ Chem Rx (“Tenant”), and in further consideration of the sum of One ($1.00) Dollar and other good and valuable consideration paid by Landlord to the undersigned, the receipt and sufficiency of which are hereby acknowledged, the undersigned Chem Rx Corporation, a Delaware corporation having an address at 750 Park Place, Long Beach, New York 11561 (the “Guarantor”), hereby guaranties to Landlord, its successors and assigns, the (a) full and prompt payment of all (i) Rent (as defined in the Lease), (ii) use and occupancy charges to which Landlord may be entitled by law or otherwise after the termination of the Lease and during the continued occupancy by Tenant, its successors and assigns, (iii) costs incurred by Landlord in seeking a termination of the Lease (including, without limitation, through a final judgment by a court of competent jurisdiction) and all costs incurred by Landlord in recovering vacant possession of the Premises (as defined in the Lease) after Default (as defined in the Lease) by Tenant and/or by the enforcement of this Guaranty, including without limitation, reasonable attorneys’ fees and disbursements and (iv) damages, costs, expenses, claims or liabilities that may arise as a result of Tenant’s failure to pay for all costs of Tenant’s work or alterations, improvements or modifications to the Premises by or for Tenant (other than such costs which the Lease expressly provides will be paid for by Landlord, if any) or that may arise as a result of Tenant’s failure to pay for any labor, materials or other costs for improvements performed by or for Tenant with respect to the Premises which costs if not paid for could give rise to lien against the Premises, except to the extent that the payment of such costs was required to be made by Landlord pursuant to the terms of the Lease, and (b) full and timely performance and observance of all the covenants, terms, conditions and agreements in the Lease provided to be performed and observed by Tenant, its successors and assigns (hereinafter such payment and performance obligations are collectively referred to as the “Obligations”); and the Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that if Default shall at any time be made by Tenant, its successors or assigns, in the performance and observance of any the Obligations, including, without limitation, the obligation to pay Rent, the Guarantor shall and will forthwith pay such Rent to Landlord, its successors and assigns, and any arrears thereof, and shall and will forthwith faithfully perform and fulfill all of the other Obligations, and will forthwith pay to Landlord all damages that may arise in consequence of any Default by Tenant, its successors or assigns, under the Lease, including, without limitation, all reasonable attorney’s fees and disbursements incurred by Landlord or caused by any such Default and/or by the enforcement of this Guaranty (hereinafter referred to as “this Guaranty”). Terms printed with initial capital letters in this Guaranty and not otherwise defined shall have the respective meanings assigned to them in the Lease.

This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against the Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenants, its successors or assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives; and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in nowise be terminated, affected, diminished or impaired by reason of (i) the assertion of, or the failure to assert by Landlord against Tenants, or against Tenant’s successors or assigns, any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or (ii) the assertion of, or the failure to assert by Landlord against the Guarantor or against its successors or assigns, any of the rights or remedies reserved to Landlord pursuant to the provisions of this Guaranty or the Lease, or by relief of Tenant or any other guarantor form any of their respective obligations under or in connection with the Lease. Without in any way limiting the foregoing, the Guarantor shall and does hereby waive any other act or omission of Landlord which changes the scope of the Guarantor’s risk or any other event that otherwise might constitute a legal or equitable counterclaim, defense or discharge of a surety or guarantor.

This Guaranty shall be a continuing guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment renewal, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease by Landlord and Tenant, or by reason of any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or by reason of any dealings or transactions or matter or thing occurring between Landlord and Tenant, its successors or assigns, or by reason of any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Tenant or any other guarantor, or their successors or assigns, whether or not notice thereof or of any thereof is given to the Guarantor.

The Guarantor hereby represents and warrants to Landlord that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity under any state or federal law. In the event that the Guarantor hereunder is a corporation, the person executing this Guaranty on behalf of the Guarantor hereby represents and warrants that: the Guarantor is a duly constituted corporation authorized to do business in the State of New York; all franchise and corporate taxes of the Guarantor have been paid to date; such person is duly authorized to execute and deliver this Guaranty on behalf of said corporation; the Federal Taxpayer Identification Number of said corporation is as herein set forth below its signature; and any and all financial statements relating to said corporation or Tenant heretofore furnished to Landlord are true and correct in all material respects and do not fail to state or omit any fact that would be necessary in order not to make the same misleading.

In the event that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, the Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if the Guarantor were expressly named in the Lease as a joint tenant with joint and several liability.

Unless and until all of the Obligations are fully performed and observed, the Guarantor: (a) shall not be subrogated to any rights of Landlord; (b) waives all rights of subrogation, indemnity, contribution, exoneration, reimbursement or any other claim which the Guarantor now has or hereafter shall have against Tenant or any other person liable in any way with respect to the Obligations; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by the Guarantor to the Obligations. In addition, the Guarantor agrees that, until all of the Obligations are fully performed and observed, no Guarantor (a) shall accept payment from any other Guarantor or person by way of contribution on account of any payment or act of performance by such Guarantor, and (b) will take any action to exercise or enforce any such rights to such contribution.

All of Landlord’s rights and remedies under the Lease and under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of the others.

The Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that the Guarantor may be joined in any action against Tenant or against any one or more other guarantors in connection with the Lease and that recovery may be had against the Guarantor without Landlord, its successors or assigns, first pursuing or exhausting any remedy or claim against Tenant, its successors or assigns or against any one or more other guarantors on the Lease. The Guarantor hereby also expressly agrees that, in any jurisdiction, it will conclusively be bound by the judgment in any such action by Landlord against Tenant (wherever brought) as if the Guarantor were a party to such action even though the Guarantor is not joined as a party in such action.

As a further inducement to Landlord to make and enter into the Lease and in consideration thereof, Landlord and the Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Guaranty, Landlord and the Guarantor shall and do hereby waive trial by jury.

The Guarantor hereby consents and agrees that the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York each shall have personal jurisdiction and proper venue with respect to any dispute between Landlord and the Guarantor; provided that the foregoing consent shall not deprive Landlord of the right in its discretion to voluntarily commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue. In any dispute with Landlord, the Guarantor will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

Any notice, demand or request by either party to the other shall be in writing, and shall be deemed to have been duly given if given by any of the means permitted for notices under Section 27 of the Lease, addressed to the other party as follows: in the case of the Guarantor, at its address set forth above or to such other address as the Guarantor shall have given notice of to Landlord, and in the case of Landlord, at Landlord’s address for notices under Section 27 of the Lease.

In case any term, condition or other provision contained in this Guaranty shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term, condition or provision contained in this Guaranty.

This Guaranty shall inure to the benefit of Landlord and Landlord’s successors and assigns, and shall be binding upon and enforceable against the Guarantor and the Guarantor’s successors, assigns, heirs (and, if the Guarantor is a natural person, his/her heirs and legal representatives).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The Guarantor has unconditionally delivered this Guaranty to Landlord, and the failure to sign any other guarantee by any other person intended to be a guarantor of the Tenant’s obligations under the Lease or any portion thereof shall not discharge the liability of the Guarantor.

Dated: October 26, 2007		Chem Rx Corporation

		By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Chief Executive Officer
Federal Taxpayer I.D. No.: 20-2938469

STATE OF NEW YORK )
:ss.:
COUNTY OF NEW YORK )

On the 26th day of October, 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Jerry Silva, personally known to me or proved to me on the basis of satisfactory evidence to the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Michael Grandis
Notary Public

MICHAEL GRANDIS
Notary Public, State Of New York
No. 02-GR606
Qualified In New York County
Commission Expires 12/05/2009